Exhibit 99.1

1400 Union Meeting Road Blue Bell, PA 19422 Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joe Hassett of Gregory FCA, for C&D: 610-228-2110

For Immediate Release

C&D Technologies Reports Fiscal 2010

Third Quarter Results

Third Quarter Revenues, Unit Volume, Margins and Earnings All Sequentially

Improve Relative to Second Quarter

BLUE BELL, Pa., December 8, 2009 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply systems, utility and other high reliability applications, today announced financial results for its fiscal 2010 third quarter ended October 31, 2009.

For the third fiscal quarter, the Company reported its second consecutive quarter of double-digit sequential revenue growth, with revenues of $91.2 million up, 10.7% from $82.4 million reported in this year’s second fiscal quarter. The sequential improvement in third fiscal quarter revenues was largely attributable to an approximately 5 percent growth in unit volume, principally driven by growth in Asia, as well as increased pricing due to higher commodity costs. Volumes in the third fiscal quarter were also up approximately 3 percent from the third fiscal quarter of last year, with commodity based price reductions correspondingly impacting revenues. In the third fiscal quarter a year ago, revenues were $93.8 million.

The Company also reported continued sequential improvement in quarterly earnings, with net loss of $3.4 million or ($0.13) per diluted share for the third quarter of fiscal 2010, a significant improvement from a net loss of $5.6 million, or ($0.21) per diluted share, in this year’s second fiscal quarter. The rate of sequential improvement was partially impacted by lags in the recovery of rising lead costs, higher warranty experience during the quarter and costs associated with the ramp-up of operations in Asia. In the comparable prior year third fiscal quarter, the Company reported a net loss of $146,000, or ($0.02) per diluted share.

Gross margins also continued their trend of steady sequential improvement, rising to 14.3% in the third fiscal quarter from 12.1% in the second fiscal quarter and 7.3% in the first fiscal quarter. This trend reflects improved pricing, improved sales mix and higher volumes, offset by the higher cost of lead in the third fiscal quarter.

Dr. Jeffrey A. Graves, President and CEO, said, “In the third fiscal quarter, we continued to achieve volume growth and margin improvement, encouraging signs that the implementation of our strategy has fundamentally strengthened the business and provided us with a clear path to profitability. Despite persistent economic challenges, we grew unit volumes both sequentially and in comparison to the year ago quarter, reflecting the success of our products in targeting new vertical and geographic markets. In particular, the introduction of new products now manufactured in our China facility has led to significant and continued growth in our Asian business during the year. For the second consecutive quarter, we managed to expand margins through mix optimization and cost management programs, despite the transient impact on margins from commodity price volatility. We are confident that we are establishing a strong foundation from which we can leverage C&D’s reputation for innovative technological leadership, reliability, and product quality into further strong growth and improved returns for our shareholders.”

Dr. Graves continued, “Over the course of the current fiscal year, we have made significant progress building a stronger, more agile company despite the severe economic challenges to our end markets from weak overall global economic conditions. With our investments in manufacturing expansion and new product development, we have achieved real growth and consistent margin expansion over the last few quarters, resulting in an improving bottom line. All of these accomplishments highlight effective implementation of our strategy as we look to expand the value of the C&D franchise. The trajectory and timing of an enhanced earnings improvement that was expected to accompany our progress was affected late in the third quarter by the time lag between rising lead costs and customer price adjustments. Based upon current stable market conditions and our accelerating new product sales throughout the world, we anticipate continuing improvements in our operating margins in our fiscal fourth quarter, and in the coming new year. However, the rise in commodity costs, particularly lead prices that occurred in the late summer time frame, will continue to be a drag on margins in the fourth quarter. Taking into account our typical pricing recovery cycle of three to six months, which is largely driven by contracted price adjustments with our largest customers, we now believe that it is more likely that our return to profitability will occur in the first quarter of our next fiscal year.”

Dr. Graves concluded, “We are extremely confident that C&D is well positioned in the market to capitalize on the growing world-wide demand for standby power, and further that these energy storage needs are expected to greatly accelerate as the global economy recovers. Through our continued focus on innovative new products, improved manufacturing efficiency and productivity, and world-leading customer service, we believe we can leverage this future demand growth into strong returns for our shareholders in the years ahead.”

Conference call:

C&D management will host a conference call to discuss these financial results on December 9, 2009 at 9:30 a.m. Eastern Standard Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 45391977. A telephone replay of the conference call will begin immediately following the call and will be available through December 23, 2009 at midnight Eastern Standard Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 45391977. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2009, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein, including but not limited to our ability to implement and fund business strategies based on current liquidity; our substantial debt and debt service requirements; litigation proceedings to which we are subject; our exposure to fluctuations in interest rates on our variable debt; the realization of the tax benefits of our net operating loss carry forwards; the fact that lead experiences significant fluctuations in market price; our ability to successfully pass along increased material costs to our customers; failure of our customers to renew supply agreements; competitiveness of the battery markets; political, economic and social changes, or acts of terrorism or war; successful collective bargaining with our unionized workforce; risks involved in our foreign operations; our ability to maintain and generate liquidity to meet our operating needs; our ability to achieve and maintain profitability including improvements in quarterly earnings and gross margins; the possibility of additional impairment charges; our ability to acquire goods and services and/or fulfill labor needs at budgeted costs; economic conditions or market changes in certain market sectors in which we conduct business; uncertainty in financial markets; our ability to stay listed on a national securities exchange; our success or timing of new product development;

impact of any changes in our management; changes in our product mix; success of productivity initiatives; costs of our compliance with environmental laws and regulations and resulting liabilities; and our ability to protect our proprietary intellectual property and technology. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended October 31,		Nine months ended October 31,
	2009	2008¹	2009	2008¹
NET SALES	$91,210	$93,822	$247,309	$280,083
COST OF SALES	78,200	77,645	218,951	236,767

GROSS PROFIT	13,010	16,177	28,358	43,316
OPERATING EXPENSES:
Selling, general and administrative expenses	11,457	10,178	30,810	30,198
Research and development expenses	2,108	1,657	5,785	5,051

OPERATING (LOSS) INCOME	(555)	4,342	(8,237)	8,067

Interest expense, net	3,069	2,869	8,909	8,843
Other (income) expense, net	(23)	1,208	(57)	910

(LOSS) INCOME BEFORE INCOME TAXES	(3,601)	265	(17,089)	(1,686)
Income tax provision (benefit)	(120)	490	2,052	502

NET LOSS	(3,481)	(225)	(19,141)	(2,188)
Net loss attributable to noncontrolling interests	(41)	(79)	(327)	(484)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(3,440)	$(146)	$(18,814)	$(1,704)

Loss per share attributable to C&D Technologies, Inc.:
Basic:	$(0.13)	$(0.01)	$(0.72)	$(0.07)

Diluted:	$(0.13)	$(0.02)	$(0.72)	$(0.08)

¹	Certain items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, regarding accounting for non-controlling interests, accounting for convertible debt instruments that may be settled in cash upon conversion and restatement of prior quarterly information.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	October 31, 2009	January 31, 2009¹
ASSETS
Current assets:
Cash and cash equivalents	$1,920	$3,121
Restricted cash	329	906
Accounts receivable, less allowance for doubtful accounts of $864 and $775	57,678	55,852
Inventories	71,217	61,128
Prepaid taxes	774	927
Other current assets	2,103	1,110
Assets held for sale	500	500

Total current assets	134,521	123,544
Property, plant and equipment, net	87,657	85,055
Deferred income taxes	626	626
Intangible and other assets, net	13,822	14,729
Goodwill	59,964	59,961

TOTAL ASSETS	$296,590	$283,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$8,819	$5,881
Accounts payable	45,430	32,396
Accrued liabilities	15,737	13,018
Deferred income taxes	1,492	1,492
Other current liabilities	3,895	8,267

Total current liabilities	75,373	61,054
Deferred income taxes	12,504	10,972
Long-term debt	117,456	107,637
Other liabilities	39,403	39,349

Total liabilities	244,736	219,012

Stockholders’ equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,228,213 and 29,162,101 shares issued and 26,302,775 and 26,266,755 outstanding at October 31, 2009 and January 31, 2009, respectively	292	292
Additional paid-in capital	96,697	95,724
Treasury stock, at cost, 2,925,438 and 2,895,346 shares, respectively	(40,091)	(40,035)
Accumulated other comprehensive loss	(40,574)	(45,733)
Retained earnings	24,390	43,204

Total stockholders’ equity attributable to C&D Technologies, Inc.	40,714	53,452
Noncontrolling interest	11,140	11,451

Total stockholders’ equity	51,854	64,903

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$296,590	$283,915

¹	Certain items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, regarding accounting for non-controlling interests, accounting for convertible debt instruments that may be settled in cash upon conversion and restatement of prior quarterly information.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Nine months ended October 31,
	2009	2008¹
Cash flows from operating activities:
Net loss	$(19,141)	$(2,188)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	949	704
Depreciation and amortization	8,694	8,468
Amortization of debt acquisition and discount costs	3,600	3,443
Annual retainer to Board of Directors paid by the issuance of common stock	24	190
Deferred income taxes	1,535	(17)
Changes in assets and liabilities:
Accounts receivable	(856)	(3,160)
Inventories	(9,631)	16,300
Other current assets	(780)	(668)
Other long-term assets	(112)	82
Accounts payable	11,536	(11,126)
Accrued liabilities	2,387	463
Book overdraft	1,205	—
Income taxes payable	491	(697)
Other current liabilities	(2,437)	(1,231)
Other liabilities	2,057	(518)
Other, net	1,378	3,248

Net cash provided by continuing operating activities	899	13,293
Net cash used in discontinued operating activities	(1,656)	(3,790)

Net cash (used in) provided by operating activities	(757)	9,503

Cash flows from investing activities:
Acquisition of property, plant and equipment	(10,302)	(12,017)
Proceeds from disposal of property, plant and equipment	18	484
Change in restricted cash, net	577	2,283

Net cash used in investing activities	(9,707)	(9,250)

Cash flows from financing activities:
Borrowings on line of credit facility	82,750	62,223
Repayments on line of credit facility	(76,546)	(62,223)
Repayment of debt	(83)	—
Proceeds from new borrowings	3,072	—
Proceeds from the exercise of stock options	—	247
Purchase of treasury stock	(56)	(115)
Other	—	54

Net cash provided by financing activities	9,137	186

Effect of exchange rate changes on cash and cash equivalents	126	(92)

(Decrease) increase in cash and cash equivalents	(1,201)	347
Cash and cash equivalents, beginning of period	3,121	6,536

Cash and cash equivalents, end of period	$1,920	$6,883

¹	Certain items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, regarding accounting for non-controlling interests, accounting for convertible debt instruments that may be settled in cash upon conversion and restatement of prior quarterly information.